CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of Pulteney Street Capital Management, LLC (the “Manager”) and to maintain the confidence of clients. The Manager’s long-term business interests are best served by adherence to the principle that clients' interests come first. The Manager has a fiduciary duty to its clients which requires individuals associated with our firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of the Manager's fiduciary obligations to its clients and the Manager's desire to maintain its high ethical standards, the Manager has adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the client.

One of our goals is to allow the Manager’s personnel to engage in personal securities transactions while protecting our clients, the Manager and its employees from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations which might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise. The only securities which are covered by this Code of Ethics are those that are similar to the securities that the Manager recommends to its clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Manager. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Manager and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.

II.	DEFINITIONS

A.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

B.
Covered Person means any director, officer, or employee of the Manager. A Covered Person also includes any solicitor/consultant or agent retained by the Manager who (i) makes or participates in the making of investment recommendations for the Manager’s clients, or (ii) obtains information on recommended investments for the Manager’s clients.

(1)	Personal Account means any account in which a Covered Person has any beneficial ownership.

(2)
Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short.

III.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

(1)	Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

(2)	Any individuals who live in the Covered Person's household and over whose purchases, sales, or other trading activities the Covered Person exercises control or investment discretion;

(3)
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Covered Person as a beneficiary or remainderman; and

(5)
Any partnership, corporation, or other entity of which the Covered Person is a director, officer or partner or in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person owns a controlling interest or exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Manager’s Compliance Officer.

B.
Covered Person as Trustee. A Personal Account does not include any account for which a Covered Person serves as trustee of a trust for the benefit of (i) a person to whom the Covered Person does not provide primary financial support, or (ii) an independent third party.

(1)
Personal Accounts of Other Covered Persons. A Personal Account of a Covered Person that is managed by another Covered Person is considered to be a Personal Account only of the Covered Person who has a beneficial ownership in the Personal Account. The account is considered to be a client account with respect to the Covered Person managing the Personal Account.

(2)
Solicitors/Consultants. Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of the Manager, (i) makes or participates in the making of investment recommendations for the Manager’s clients, or (ii) obtains information on recommended investments for the Manager’s clients.

(3)	Client Accounts. A client account includes any account managed by a portfolio manager of the Manager which is not a Personal Account.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

B.
Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account. The Compliance Officer or his/her designee (who may have no personal interest in the subject transaction) may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a client. A request for preclearance must be made by completing the Preclearance Form in advance of the contemplated transaction. In the case of the managing member or Chief Compliance Officer requiring a trade, Pre-clearance is required by a separate Covered Person who maintains partnership interest in the firm- currently, Michael S. Loughton. A Sample Preclearance Form is attached as EXHIBIT I.

Any approval given under this paragraph will remain in effect for 24 hours.

C.
Trading on the Same Day As Clients. A Covered Person may not execute a personal securities transaction on a day during which any client over which the Covered Person has investment discretion has a pending "buy" or "sell" order in that same security unless the Covered Person aggregates his or her personal trade with the client trades in accordance with the Manager’s Aggregation and Allocation Policy.

D.
Short Sales. A Covered Person shall not engage in any short sale of a security if, at the time of the transaction, any client account managed by the Covered Person has a long position in such security. Short sales against the box in securities held by a client are permitted except on a day when a client account managed by the Covered Person trades in the same security.

E.	Initial Public Offerings. A Covered Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

F.
Private Placements and Investment Opportunities of Limited Availability. A Covered Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a client or is appropriate for a particular client and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Manager.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.

Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(b):

A.
Any equity securities transaction, or series of related transactions, involving $250,000 or less in the aggregate, if at the time of the transaction: (i) the Covered Person has no knowledge that the security is being considered for purchase or sale by his or her client, or that the security is actually being purchased or sold for that client; and (ii) the issuer of the security being purchased or sold has a market capitalization greater than $1 billion;

B.
Any fixed income securities transaction involving a $100,000 principal amount or less, if at the time of the transaction, the Covered Person has no knowledge that the security is being considered for purchase or sale by his or her client or that the security is actually being purchased or sold for that client;

C.
Transactions in securities which are not eligible for purchase or sale by any client of the Manager, and the value of which is not based upon, related to or determined by reference to any security which is eligible for purchase or sale by any client of the Manager;

D.	Purchases or sales of securities with respect to which a Covered Person has (or by reason of such transaction would have) no beneficial ownership;

E.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a dividend reinvestment plan;

F.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

G.	Transactions in, and holdings of, securities issued by the United States Government, shares of open-end investment companies, bank certificates of deposit and money market instruments; and

H.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.	REPORTING

A.
Duplicate Copies of Broker's Confirmations and Account Statements to the Manager. All Covered Persons are required to direct their brokers or custodians or any persons managing the Covered Person's account to supply Compliance with (i) duplicate copies of trade confirmations ("Broker's Confirmations") within 5 days after the Covered Person's transaction and (ii) the Covered Person's monthly and quarterly brokerage statements. A Covered Person shall not be required to submit Broker's Confirmations or periodic statements for any transaction in a Personal Account over which the Covered Person has no director or indirect influence or control. The transactions reported on the Broker's Confirmations will be reviewed and compared against client transactions. The brokerage records allow the Manager to ensure the effectiveness of its compliance efforts. Each Covered Person has an affirmative obligation to notify the Compliance Officer promptly if the Covered Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

B.
Disclosure of Securities Holdings and Business Activities. All Covered Persons shall, upon commencement of employment with the Manager, submit a statement to the Compliance Officer listing all of the (i) securities in which the Covered Person has any beneficial ownership, (ii) business activities in which the Covered Person has a significant role and (iii) the names of any brokerage firms where the Covered Person maintains an account.

VII.	RECORDKEEPING

The Management Company shall keep in an easily accessible place for at least five years copies of all Broker's Confirmations and periodic statements of Covered Persons, copies of all preclearance forms, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

VIII.	OVERSIGHT OF CODE OF ETHICS

A.
Acknowledgment. All Covered Persons are required annually to sign and acknowledge their familiarity with the provisions of this Code of Ethics by signing the form of acknowledgment attached as EXHIBIT II. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Compliance Officer who must report to the executive management of the Manager.

B.
Review of Transactions. Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared to transactions entered into by the Manager for clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Compliance Officer who must report to the executive management of the Manager.

C.
Sanctions. The executive management of the Manager, with advice of legal counsel, at his discretion, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the Manager, or criminal or civil penalties.

D.
Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against the interests of any client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

IX.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

EXHIBIT 1

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Preclearance Form prior to engaging in any personal transaction (unless excepted by the Code of Ethics).

Investment Information

Investment Type (please circle):
Cmn _____ Pfd _____ Debt (indicate issue) _____ Derivative (indicate type) _______
Issuer:________________________

Transaction Information

Transaction Type (please circle):
Buy Sell Short Sale Any additional factors relevant
Estimated Trade Date:_______________ to a conflict of interest analysis:
Quantity:_________________________
Estimated Price:____________________
Broker/Dealer:_____________________

The investment: (i) is not the subject of a pending order on behalf of, or under consideration for purchase or disposition by any accounts managed by the Manager for which I make recommendations or have investment responsibility ("Managed Accounts") or (ii) will be aggregated with Managed Account orders in accordance with the Manager’s Aggregation and Allocation Policy.

________________________	______________________
Initials of Covered Person	Date

If the above listed investment is not currently held or being purchased by any Managed Accounts and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for those Managed Accounts.

___	Investment is too risky
___	Managed Account is already exposed to industry
___	Investment by the Managed Account would cause it to exceed its policy on investment in the securities of a single issuer
___	Insufficient available information about the issuer or available information is not favorable
___	Investment is outside of the Managed Account's permitted policies (e.g., short selling)
___	Other: __________________________________

Initials of Covered Person	Date

Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the date of the Compliance Officer's signature.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved

Denied	Date

Compliance Officer:

EXHIBIT 2

CODE OF ETHICS

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Manager’s Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer via fax at (801) 866-1133.

I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:
(Signature)

(Print Name)